Exhibit (10)(vv)

FIRST BUSINESS BANCSHARES OF KANSAS CITY, INC.

1994 KEY EMPLOYEE STOCK OPTION PLAN

as amended on October 19, 2006

1. PURPOSE. The purpose of the First Business Bancshares of Kansas City, Inc. 1994 Key Employee Stock Option Plan (the “Plan”) is to advance the interests of the Corporation by encouraging and providing a means whereby key employees may acquire an indirect equity interest in the success of First Business Bank of Kansas City, N.A. (the “Bank”) by purchasing regular common stock of First Business Bancshares of Kansas City, Inc. (the “Corporation”) pursuant to Options granted under the Plan. These Options will not be qualified under the Internal Revenue Code of 1986, as amended (the “Code”). The Board of Directors of the Corporation believes that the Plan will enable the Corporation to attract and retain the services of highly qualified executives upon whose judgment, leadership and special efforts the successful conduct of the Corporation’s business is largely dependent.

2. NUMBER OF SHARES. Options under the plan may be granted annually to any key employee of the Corporation to purchase such number of shares of the Corporation’s regular common stock which the Directors shall determine. Such options shall be granted on the last day in              of each year. The aggregate number of shares of the regular common stock of the Corporation which may be issued under Options granted pursuant to the Plan shall not exceed 27,000 shares, subject to adjustment as described in Section 8. Such shares may, at the discretion of the Board of Directors, consist either in whole or in part of shares of the corporation’s authorized but unissued regular common stock or shares of the Corporation’s authorized and issued regular common stock reacquired by the Corporation and held in its treasury. If an Option granted under the Plan is surrendered or for any other reason ceases to be exercisable in whole or in part, the shares which were subject to such Option, but as to which the Option has not been exercised, shall continue to be available under the Plan.

3. ADMINISTRATION AND ELIGIBILITY.

(a) This Plan shall be administered by the Board of Directors. The Board of Directors shall establish rules for the proper administration of the Plan. The Board of Directors of the Corporation shall have the authority to grant Options hereunder, to cancel Options with the consent of the Optionee or otherwise in accordance herewith and to impose such conditions on the grant of an Option as it determines are appropriate.

(b) The Board of Directors shall take into consideration the recommendations of the corporation’s Compensation Committee in determining the number of Options granted and the recipients of such Options.

(c) Within the limits of the express provisions of the Plan, the Board of Directors shall determine: (i) the key employees (“Key Employees”) to whom awards hereunder shall be granted, (ii) the time or times at which such awards shall be granted, (iii) the form and amount of the awards, and (iv) the limitations, restrictions and conditions applicable to any such award. In making such determinations, the Board may take into account the nature of the services rendered by such Key Employees, or classes of Key Employees, their present and potential contributions to the Corporation’s success and such other factors as the Board in its discretion shall deem relevant.

(d) The Board’s determinations under the Plan, including without limitation, determinations as to the persons to receive awards, the terms and provisions of such awards and the agreements evidencing the same, need not be uniform and may be made by it selectively among persons who receive or are eligible to receive awards under the Plan, whether or not such persons are similarly situated.

4. OPTION PRICE. The Option exercise price shall be equal to, but not be less than, 100% of the Fair Market Value of the regular common stock at the time an Option is granted. “Fair Market Value” of any share of the Corporation’s regular common stock at any date shall be: (i) if the shares are listed on an established stock exchange or exchanges, the last reported sale price per share on such date on the principal exchange on which it is traded, or if no sale was made on such date on such principal exchange, at the closing reported price on such date on such exchange; or (ii) if the shares of stock are not then listed on an exchange, the last sales price or closing price per share in the over-the-counter market as reported by the National Association of Securities Dealer’s, Inc. Automated Quotation System (“NASDAQ”) in the National Market System List on such date; or (iii) if the shares of regular common stock are not then listed on an exchange or quoted on NASDAQ, an amount equal to its book value based on the Corporation’s consolidated audited financial statements for the most recent year end.

5. OPTIONS AND VESTING.

(a) TERM OF OPTIONS. Each Option shall become exercisable at the time, and for the number of shares of Common Stock, fixed by the Board in the Option Agreement with each Key Employee. Each Option shall expire and all rights to purchase Common Stock thereunder shall cease no later than:

(i) Three months from the date on which the Optionee’s continuous employment by the Corporation or the Bank is terminated; or

(ii) Three months from the date on which the Corporation ceases to own directly or through attribution from its wholly-owned subsidiaries 50% or more of the voting stock of the Bank; or

(iii) Twelve months from the date on which the Optionee’s continuous employment by the Corporation or the Bank is terminated, as a result of death, or if, at the time of such termination, the Optionee is considered disabled for purposes of Section 422A of the Code; or

(iv) The tenth anniversary of the date the Option was granted; or

(v) Regardless of anything to the contrary in this Agreement or in the 1994 Plan, from the date fraud is committed if there is a final decision by a court of competent jurisdiction that the Optionee committed fraud in the exercise of his duties to the Corporation or the Bank.

Although already vested Options may be exercised during the three-month and twelve-month periods after termination of employment referred to in Section 3(a), 3(b) and 3(c) above, Options do not continue to vest during these three-month and twelve-month periods.

(b) TAX WITHHOLDING. Whenever the Corporation proposes or is required to issue or transfer shares of Common Stock to a Key Employee under the Plan, the Corporation shall have the right to require the Key Employee to remit to the Corporation an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. If such certificates have been delivered prior to the time a withholding obligation arises, the Corporation shall have the right to require the Key Employee to remit to the Corporation an amount sufficient to satisfy all federal, state, or local withholding tax requirements at the time such obligation arises and to withhold from other amounts payable to the Key Employee, as compensation or otherwise, as necessary. In lieu of requiring a Key Employee to make a payment to the Corporation in an amount related to the withholding tax requirement, the Board of Directors may, in its discretion, provide that at the Key Employee’s election, the tax withholding obligation shall be satisfied by the Corporation’s withholding a portion of the shares otherwise distributable to the Key Employee, such shares being valued at their FAIR MARKET value at the date of exercise, or by the Key Employee’s delivering to the Corporation a portion of the shares previously delivered by the Corporation, such shares being valued at their fair market value as the date of delivery of such shares by the Key Employee to the Corporation.

Notwithstanding any provision of the Plan to the contrary: (i) a Section 16 Insider’s election pursuant to the preceding sentence must be made on or prior to the date as of which income is realized by the Section 16 Insider in connection with such benefit and must be irrevocable, and (ii) if the Section 16 Insider elects to have shares withheld from those otherwise issuable, then the election must be made in writing either (A) within the 10 business days beginning on the third business day following the release of the Corporation’s quarterly or annual summary of earnings and ending on the 12th business day following such day, or (B) at least six months prior to the date the income is realized. “Section 16 Insider” shall be defined by reference to Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

(c) NORMAL VESTING OF OPTIONS. Options allocated in any year shall be subject to a vesting schedule before they are exercisable in accordance with the following schedule:

End of year one	20% of allocation
End of year two	20% of allocation
End of year three	20% of allocation
End of year four	20% of allocation
End of year five	20% of allocation

(d) VESTING OF OPTIONS UPON CHANGE OF CONTROL.

In the event that:

(i) any person (as such term is used in Section 13 of the Securities Exchange Act of 1934 and the rules and regulations thereunder and including any Affiliate or Associate of such person, as defined in Rule 12b-2 under said Act, and any person acting in concert with such person) directly or indirectly acquires or otherwise becomes entitled to vote more than 50 percent of the voting power entitled to be cast at elections for directors (“Voting Power”) of the Corporation or the Bank; or

(ii) there occurs any merger or consolidation of the Corporation or the Bank, or any sale, lease or exchange of all or any substantial part of the consolidated assets of the Corporation or the Bank to any other person and (A) in the case of a merger or consolidation, the holders of outstanding stock of the Corporation or the Bank entitled to vote in elections of directors immediately before such merger or consolidation (excluding for this purpose any person, including any Affiliate or Associate, that directly or indirectly owns or is entitled to vote 20 percent or more of the Voting Power of the Corporation or the Bank) hold less than 80 percent of the Voting Power of the survivor of such merger or consolidation or its parent; or (B) in the case of any such sale, lease or exchange, the Corporation does not own at least 80 percent of the Voting Power of the other person, then all Options previously allocated to Key Employees shall immediately vest and shall be exercisable at the Key Employee’s election.

(e) CORPORATION’S BUY-BACK RIGHT.

If a Key Employee voluntarily terminates his or her employment with the Corporation, the Corporation shall have the right to repurchase such Key Employee’s Options. The repurchase price shall be the difference between the Fair Market Value of the Option shares on the proposed transaction date less the exercise price of the Option.

6. EXERCISE OF AN OPTION. During the period when any Option or portion of it remains exercisable, such Option may be exercised at any time in whole or in part. An Option granted pursuant to this Plan shall be deemed exercised, in whole or in part, on the registered or certified mail postmark date of the Optionee’s written notice of exercise to the Corporation. Such notice shall be accompanied by payment in full of the exercise price of the shares then being purchased. Payment for such shares shall be tendered in cash.

7. USE OF PROCEEDS. The consideration received by the corporation for shares of its regular common stock issued pursuant to Options granted under the Plan shall be credited to stated capital to the extent of the aggregate par value of that stock. All amounts of such consideration received by the Corporation in excess of the aggregate par value shall constitute capital surplus.

8. ADJUSTMENTS UPON CHANGES IN STOCK. In the event of any corporate event or transaction, such as a merger, consolidation, share exchange, recapitalization, reorganization, separation, stock dividend, stock split, split-up, spin-off or other distribution of stock or property of the Corporation, combination of shares, exchange of shares, dividend in kind, or other like change in capital structure or distribution (other than normal cash dividends) to shareholders of the Corporation, the Committee, in order to prevent dilution or enlargement of Key Employees’ rights under the Plan, shall substitute or adjust, in an equitable manner (including adjustments to avoid fractional shares), the number of common shares (i) reserved under the Plan, (ii) for which Options may be granted to an individual Key Employee, and (iii) covered by outstanding Options denominated in stock, (b) the stock prices related to outstanding Options; and (c) the appropriate Fair Market Value and other price determinations for such Options. In the event of a corporate merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation, the Committee shall be authorized to issue or assume Options, whether or not in a transaction to which Section 424(a) of the Code applies, by means of substitution of new Options for previously issued awards or an assumption of previously issued awards. All adjustments under this Section 8 shall be made in a manner such that they will not result in a penalty under Section 409A of the Code. Any adjustment, waiver, conversion or other action taken by the Committee under this Section 8 shall be conclusive and binding on all Key Employees, the Corporation and their successors, assigns and beneficiaries.

9. NONTRANSFERABILITY OF OPTIONS. An Option granted under the plan may not be transferred except by will or the laws of descent and distribution, and may be exercised during the lifetime of any Key Employee only by the Key Employee.

10. INVESTMENT PURPOSE. Each Option under the Plan shall be granted on the condition that the purchases of shares of regular common stock of the corporation thereunder shall be for investment purposes and not with a view to resale or distribution; and upon exercise of any Option, each Optionee shall, upon request of the Corporation, execute an instrument prepared by the Corporation evidencing such investment intent. The stock certificates issued pursuant to the exercise of any Option shall bear the following restrictive legend:

“The shares represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933. The shares may not be sold or transferred in the absence of such registration or an exemption therefrom under said Act.”

11. SUSPENSION OR TERMINATION OF PLAN. The Board of Directors may at any time suspend or terminate the Plan. No Option may be granted during such suspension or after such termination of this Plan. The suspension or termination of the Plan shall not, without the Optionee’s consent, alter or impair any rights or obligations under any Option previously granted under the plan.

12. AMENDMENT OF PLAN. The Board of Directors may at any time amend the plan in such respects as the Board of Directors may deem advisable, or in order to conform to any change in the law, or in any other respect which the Board of Directors may deem to be in the best interest of the Corporation; provided, however, that no such amendment shall, without further approval of the stockholders of the Corporation (except as provided in Section 8): (a) increase the aggregate number of shares of regular common stock of the Corporation which may be issued under Options granted pursuant to the Plan; (b) change the minimum Option purchase price; or (c) increase the maximum period during which the Options may be exercised. Any amendment to the plan shall not, without the Key Employee-optionee’s consent, alter or impair any rights or obligations under any Option previously granted under this Plan.